INDEX TO EXHIBIT 99.3

ITEM 1. FINANCIAL STATEMENTS.
HI-CRUSH PARTNERS LP
Condensed Consolidated Balance Sheets
(In thousands, except unit amounts)
(Unaudited)

	June 30, 2016 (a)	December 31, 2015 (a)
Assets
Current assets:
Cash	$39,662	$11,054
Accounts receivable, net	23,775	41,477
Inventories	28,011	27,971
Prepaid expenses and other current assets	7,113	4,840
Total current assets	98,561	85,342
Property, plant and equipment, net	408,219	393,512
Goodwill and intangible assets, net	10,938	45,524
Other assets	8,123	9,830
Total assets	$525,841	$534,208
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$15,477	$24,237
Accrued and other current liabilities	4,848	6,429
Due to sponsor	121,249	106,746
Current portion of long-term debt	2,917	3,258
Total current liabilities	144,491	140,670
Long-term debt	192,240	246,783
Asset retirement obligations	7,619	7,066
Total liabilities	344,350	394,519
Commitments and contingencies
Equity and partners’ capital:
General partner interest	—	—
Limited partners interest, 49,139,227 and 36,959,970 units outstanding, respectively	174,289	134,096
Total partners’ capital	174,289	134,096
Non-controlling interest	7,202	5,593
Total equity and partners' capital	181,491	139,689
Total liabilities, equity and partners’ capital	$525,841	$534,208

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 3.

See Notes to Unaudited Condensed Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Condensed Consolidated Statements of Operations
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Revenues	$38,429	$83,958	$90,577	$186,069
Cost of goods sold (including depreciation, depletion and amortization)	38,968	63,698	91,692	132,337
Gross profit (loss)	(539)	20,260	(1,115)	53,732
Operating costs and expenses:
General and administrative expenses	6,053	6,835	20,414	13,431
Impairments and other expenses (Note 12)	102	—	33,849	—
Accretion of asset retirement obligations	92	84	180	167
Income (loss) from operations	(6,786)	13,341	(55,558)	40,134
Other income (expense):
Interest expense	(3,972)	(2,984)	(7,553)	(6,301)
Net income (loss)	(10,758)	10,357	(63,111)	33,833
(Income) loss attributable to non-controlling interest	20	2	43	(167)
Net income (loss) attributable to Hi-Crush Partners LP	$(10,738)	$10,359	$(63,068)	$33,666
Earnings (loss) per limited partner unit:
Basic	$(0.26)	$0.31	$(1.57)	$0.92
Diluted	$(0.26)	$0.31	$(1.57)	$0.91

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 3.
See Notes to Unaudited Condensed Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2016 (a)	2015 (a)
Operating activities:
Net income (loss)	$(63,111)	$33,833
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	6,834	5,712
Amortization of intangible assets	841	1,466
Loss on impairment of goodwill	33,745	—
Provision for doubtful accounts	8,236	—
Unit-based compensation to directors and employees	1,860	1,937
Amortization of loan origination costs into interest expense	1,121	826
Accretion of asset retirement obligations	180	167
Gain on disposal of property, plant and equipment	(40)	—
Changes in operating assets and liabilities:
Accounts receivable	9,466	28,977
Prepaid expenses and other current assets	(2,059)	2,196
Inventories	107	(2,842)
Other assets	1,264	(488)
Accounts payable	1,404	(7,421)
Accrued and other current liabilities	(1,580)	(1,104)
Due to sponsor	(2,843)	(5,557)
Net cash provided by (used in) operating activities	(4,575)	57,702
Investing activities:
Capital expenditures for property, plant and equipment	(29,787)	(66,229)
Net cash used in investing activities	(29,787)	(66,229)
Financing activities:
Proceeds from equity issuance, net	101,186	—
Proceeds from issuance of long-term debt	—	50,000
Repayment of long-term debt	(55,434)	(13,500)
Loan origination costs	(128)	(101)
Affiliate financing, net	17,346	26,855
Distributions paid	—	(52,516)
Net cash provided by financing activities	62,970	10,738
Net increase in cash	28,608	2,211
Cash:
Beginning of period	11,054	4,809
End of period	$39,662	$7,020
Non-cash investing and financing activities:
Increase (decrease) in accounts payable and accrued and other current liabilities for additions to property, plant and equipment	$(10,114)	$2,129
Increase in property, plant and equipment for asset retirement obligations	$373	$—
Expense paid by Member on behalf of Hi-Crush Blair LLC	$1,652	$970
Cash paid for interest	$6,432	$5,474

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 3.

See Notes to Unaudited Condensed Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Condensed Consolidated Statement of Partners’ Capital
(In thousands)
(Unaudited)

	General Partner Capital	Limited Partner Capital	Total Partner Capital	Non-Controlling Interest	Total Equity and Partners' Capital
Balance at December 31, 2015	$—	$134,096	$134,096	$5,593	$139,689
Issuance of common units, net	—	101,186	101,186	—	101,186
Issuance of limited partner units to directors	—	453	453	—	453
Unit-based compensation expense	—	1,621	1,621	—	1,621
Forfeiture of distribution equivalent rights	—	1	1	—	1
Non-cash contributions by sponsor (a)	—	—	—	1,652	1,652
Net loss (a)	—	(63,068)	(63,068)	(43)	(63,111)
Balance at June 30, 2016	$—	$174,289	$174,289	$7,202	$181,491

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 3.
See Notes to Unaudited Condensed Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

1 Basis of Presentation and Use of Estimates
The accompanying unaudited interim Condensed Consolidated Financial Statements (“interim statements”) of Hi-Crush Partners LP (together with its subsidiaries, the “Partnership”, “we”, “us” or “our”) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X issued by the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments and disclosures necessary for a fair statement are reflected in the interim periods presented. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year. These interim statements should be read in conjunction with the Partnership’s Consolidated Financial Statements for the year ended December 31, 2015, which are included in the Partnership’s Annual Report on Form 10-K filed with the SEC on February 23, 2016 and the recast financial information included in Exhibit 99.1. The year-end balance sheet data was derived from the audited financial statements, but does not include all disclosures required by GAAP.
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. These financial statements have been prepared assuming the Partnership will continue to operate as a going concern. On a quarterly basis, the Partnership assesses whether conditions have emerged which may cast substantial doubt about the Partnership's ability to continue as a going concern for the next twelve months. Refer to Note 6 - Long-Term Debt for additional disclosure on covenant compliance under our Revolving Credit Agreement.
Hi-Crush Partners LP is a Delaware limited partnership formed on May 8, 2012 to acquire selected sand reserves and related processing and transportation facilities of Hi-Crush Proppants LLC. The Partnership is engaged in the excavation and processing of raw frac sand for use in hydraulic fracturing operations for oil and natural gas wells. In connection with its formation, the Partnership issued a non-economic general partner interest to Hi-Crush GP LLC, our general partner (the “General Partner” or “Hi-Crush GP”), and a 100% limited partner interest to Hi-Crush Proppants LLC (the “sponsor”), its organizational limited partner.
On August 9, 2016, the Partnership entered into a contribution agreement with the sponsor to acquire all of the outstanding membership interests in Hi-Crush Blair LLC ("Blair"), the entity that owns our sponsor's Blair facility (the "Blair Contribution").
The Blair Contribution was accounted for as a transaction between entities under common control whereby Blair's net assets were recorded at their historical cost. Therefore, the Partnership's historical financial information was recast to combine Blair and the Partnership as if the combination had been in effect since inception of the common control on July 31, 2014. Refer to Note 3 for additional disclosure regarding the Blair Contribution.

2. Significant Accounting Policies
In addition to the significant accounting policies listed below, a comprehensive discussion of our critical accounting policies and estimates is included in our Annual Report on Form 10-K filed with the SEC on February 23, 2016.
Accounts Receivable
Trade receivables relate to sales of raw frac sand and related services for which credit is extended based on the customer’s credit history and are recorded at the invoiced amount and do not bear interest. The Partnership regularly reviews the collectability of accounts receivable. When it is probable that all or part of an outstanding balance will not be collected, the Partnership establishes or adjusts an allowance as necessary generally using the specific identification method. Account balances are charged against the allowance after all means of collection have been exhausted and potential recovery is considered remote. As of June 30, 2016 and December 31, 2015, the Partnership maintained an allowance for doubtful accounts of $8,612 and $663, respectively. During the six months ended June 30, 2016, the Partnership increased its allowance as the result of a spot customer filing for bankruptcy.
Deferred Charges
Certain direct costs incurred in connection with debt financing have been capitalized and are being amortized using the straight-line method, which approximates the effective interest method, over the life of the debt. Amortization expense is included in interest expense.
On April 28, 2016, we amended our Revolving Credit Agreement. As a result of this modification, we accelerated amortization of $349 representing a portion of the remaining unamortized balance of debt issuance costs. Refer to Note 6 - Long-Term Debt for additional disclosure on our Revolver Credit Agreement.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

In the first quarter of 2016, we adopted and applied on a retrospective basis the Accounting Standards Update No. 2015-03, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As of June 30, 2016 and December 31, 2015, the Partnership maintained unamortized debt issuance costs of $3,946 and $4,354 within long-term debt, respectively (See Note 6 - Long-Term Debt).
Goodwill
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Partnership performs an assessment of the recoverability of goodwill during the third quarter of each fiscal year, or more often if events or circumstances indicate the impairment of an asset may exist. Our assessment of goodwill is based on qualitative factors to determine whether the fair value of the reporting unit is more likely than not less than the carrying value. An additional quantitative impairment analysis is completed if the qualitative analysis indicates that the fair value is not substantially in excess of the carrying value. The quantitative analysis determines the fair value of the reporting unit based on the discounted cash flow method and relative market-based approaches. Refer to Note 12 - Impairments and Other Expenses for additional disclosure on goodwill.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period.
A substantial portion of our frac sand is sold to customers with whom we have long-term supply agreements, the current terms of which expire between 2017 and 2021. The agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase by the end of the defined cure periods, which can range from three months to the end of a contract year.
Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of transportation services being rendered are recorded as deferred revenue.
Fair Value of Financial Instruments
The amounts reported in the balance sheet as current assets or liabilities, including cash, accounts receivable, accounts payable, accrued and other current liabilities approximate fair value due to the short-term maturities of these instruments. The fair value of the senior secured term loan approximated $156,400 as of June 30, 2016, based on the market price quoted from external sources, compared with a carrying value of $195,500. If the senior secured term loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Net Income per Limited Partner Unit
We have identified the sponsor’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income or loss shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income or loss per unit applicable to limited partners is computed by dividing limited partners’ interest in net income or loss, after deducting any sponsor incentive distributions, by the weighted-average number of outstanding limited partner units.
As described in Note 1, the Partnership's historical financial information has been recast to combine Blair for all periods presented. The amounts of incremental income or losses recast to periods prior to the Blair Contribution are excluded from the calculation of net income per limited partner unit.
Income Taxes
The Partnership is a pass-through entity and is not considered a taxable entity for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying Condensed Consolidated Financial Statements. The Partnership’s net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At June 30, 2016 and December 31, 2015, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefits.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09 ("ASU 2014-09"), an update that supersedes the most current revenue recognition guidance, as well as some cost recognition guidance. The update requires that an entity recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires new qualitative and quantitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, information about contract balances and performance obligations, and assets recognized from costs incurred to obtain or fulfill a contract. The authoritative guidance, which may be applied on a full retrospective or modified retrospective basis whereby the entity records a cumulative effect of initially applying this update at the date of initial application, will be effective for the Partnership beginning January 1, 2018. Early adoption is not permitted. The FASB has also issued the following standards which clarify ASU 2014-09 and have the same effective date as the original standard: ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients and ASU 2016-10 Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing. The Partnership is currently evaluating the potential method and impact of this authoritative guidance on its Consolidated Financial Statements.

3. Acquisition of Hi-Crush Blair LLC
On August 9, 2016, the Partnership entered into an agreement with our sponsor to acquire all of the outstanding membership interests in Blair, the entity that owns our sponsor’s Blair facility, for $75,000 in cash, 7,053,292 of newly issued common units in the Partnership, and pay up to $10,000 of contingent earnout consideration (the "Blair Contribution"). This transaction closed on August 31, 2016.
As a result of this transaction, the Partnership's historical financial information has been recast to combine the Condensed Consolidated Statements of Operations and the Condensed Consolidated Balance Sheets of the Partnership with those of Blair as if the combination had been in effect since inception of common control on July 31, 2014. Any material transactions between the Partnership and Blair have been eliminated. The balance of non-controlling interest as of June 30, 2016 includes the sponsor's interest in Blair prior to the combination. Except for the combination of the Condensed Consolidated Statements of Operations and the respective allocation of recast net income (loss), capital transactions between the sponsor and Blair prior to August 31, 2016 have not been allocated on a recast basis to the Partnership’s unitholders. Such transactions are presented within the non-controlling interest column in the Condensed Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
The following tables present our recast revenues, net income (loss) and net income (loss) attributable to Hi-Crush Partners LP per limited partner unit giving effect to the Blair Contribution, as reconciled to the revenues, net income (loss) and net income (loss) attributable to Hi-Crush Partners LP per limited partnership unit of the Partnership.

	Three Months Ended June 30, 2016
	Partnership			Partnership
	Historical	Blair	Eliminations	Recast
Revenues	$38,429	$7,255	$(7,255)	$38,429
Net income (loss)	$(10,911)	$446	$(293)	$(10,758)
Net loss attributable to Hi-Crush Partners LP per limited partner unit - basic	$(0.26)			$(0.25)

	Three Months Ended June 30, 2015
	Partnership			Partnership
	Historical	Blair	Eliminations	Recast
Revenues	$83,958	$—	$—	$83,958
Net income (loss)	$11,448	$(1,091)	$—	$10,357
Net income attributable to Hi-Crush Partners LP per limited partner unit - basic	$0.31			$0.28

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

	Six Months Ended June 30, 2016
	Partnership			Partnership
	Historical	Blair	Eliminations	Recast
Revenues	$90,577	$7,288	$(7,288)	$90,577
Net loss	$(62,428)	$(390)	$(293)	$(63,111)
Net loss attributable to Hi-Crush Partners LP per limited partner unit - basic	$(1.57)			$(1.59)

	Six Months Ended June 30, 2015
	Partnership			Partnership
	Historical	Blair	Eliminations	Recast
Revenues	$186,069	$—	$—	$186,069
Net income (loss)	$35,302	$(1,469)	$—	$33,833
Net income attributable to Hi-Crush Partners LP per limited partner unit - basic	$0.92			$0.88

4. Inventories
Inventories consisted of the following:

	June 30, 2016	December 31, 2015
Raw material	$196	$—
Work-in-process	14,588	11,827
Finished goods	10,891	13,960
Spare parts	2,336	2,184
Inventories	$28,011	$27,971

5. Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	June 30, 2016	December 31, 2015
Buildings	$10,924	$5,519
Mining property and mine development	80,217	79,244
Plant and equipment	235,992	151,582
Rail and rail equipment	44,024	29,300
Transload facilities and equipment	77,970	62,557
Construction-in-progress	2,755	102,464
Property, plant and equipment	451,882	430,666
Less: Accumulated depreciation and depletion	(43,663)	(37,154)
Property, plant and equipment, net	$408,219	$393,512
Depreciation and depletion expense was $3,941 and $4,035 during the three months ended June 30, 2016 and 2015, respectively and $6,834 and $5,712 during the six months ended June 30, 2016 and 2015, respectively.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

The Partnership recognized a (gain) loss on the disposal of fixed assets of $(15) and $49 during the three months ended June 30, 2016 and 2015, respectively and $(40) and $50 during the six months ended June 30, 2016 and 2015, respectively. During the fourth quarter of 2015, the Partnership elected to temporarily idle the Augusta facility. No impairment has been recorded related to the Augusta facility.

6. Long-Term Debt
Long-term debt consisted of the following:

	June 30, 2016	December 31, 2015
Revolving Credit Agreement	$—	$52,500
Term Loan Credit Facility	195,500	196,500
Less: Unamortized original issue discount	(1,388)	(1,529)
Less: Unamortized debt issuance costs	(3,946)	(4,354)
Other notes payable	4,991	6,924
Total debt	195,157	250,041
Less: current portion of long-term debt	(2,917)	(3,258)
Long-term debt	$192,240	$246,783
Revolving Credit Agreement
On April 28, 2014, the Partnership entered into an amended and restated credit agreement (the "Revolving Credit Agreement"). The Revolving Credit Agreement is a senior secured revolving credit facility that permits aggregate borrowings of up to $150,000, including a $25,000 sublimit for letters of credit and a $10,000 sublimit for swing line loans. The Revolving Credit Agreement matures on April 28, 2019. On November 5, 2015, the Partnership entered into a second amendment (the "Second Amendment") to the Revolving Credit Agreement. The Second Amendment provided for a reduction in the commitment level from $150,000 to $100,000. On April 28, 2016, the Partnership entered into a third amendment (the "Third Amendment") to the Revolving Credit Agreement which provides for a reduction in the commitment level to $75,000. The previously outstanding balance of $52,500 under the Revolving Credit Agreement was paid in full as of June 30, 2016.
The Revolving Credit Agreement is secured by substantially all assets of the Partnership. In addition, the Partnership's subsidiaries have guaranteed the Partnership's obligations under the Revolving Credit Agreement and have granted to the revolving lenders security interests in substantially all of their respective assets.
Borrowings under the Revolving Credit Agreement, as amended, bear interest at a rate equal to a Eurodollar rate plus an applicable margin of 4.50% per annum through June 30, 2017 (the "Effective Period").
The Revolving Credit Agreement also contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. The Second Amendment to the Revolving Credit Agreement waives the compliance of customary financial covenants, which are a leverage ratio and minimum interest coverage ratio, through the Effective Period. In addition the Second Amendment established certain minimum quarterly EBITDA covenants, allows distributions to unitholders up to 50% of quarterly distributable cash flow after quarterly debt payments on the term loan, and requires that capital expenditures during 2016 not exceed $28,000. The Third Amendment waives the minimum quarterly EBITDA covenants, establishes a maximum EBITDA loss for the six months ending March 31, 2017 and provides for an equity cure that can be applied to EBITDA covenant ratios for 2017 and all future periods. In addition, the Revolving Credit Agreement contains customary events of default (some of which are subject to applicable grace or cure periods), including among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. Such events of default could entitle the lenders to cause any or all of the Partnership’s indebtedness under the Revolving Credit Agreement to become immediately due and payable. If such a default were to occur, and resulted in a cross default of the Term Loan Credit Agreement, all of our outstanding debt obligations could be accelerated resulting in substantial doubt regarding the Partnership’s ability to meet its obligations over the next twelve months and continue as a going concern.
As of June 30, 2016, we were in compliance with the covenants contained in the Revolving Credit Agreement. Our ability to comply with such covenants in the future could be affected by the levels of cash flows from our operations and events or circumstances beyond our control.  If market or other economic conditions deteriorate, our risk of non-compliance may increase.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

As of June 30, 2016, we had no indebtedness and $67,413 of undrawn borrowing capacity ($75,000, net of $7,587 letter of credit commitments) under our Revolving Credit Agreement.
Term Loan Credit Facility
On April 28, 2014, the Partnership entered into a credit agreement (the "Term Loan Credit Agreement") providing for a senior secured term loan credit facility (the “Term Loan Credit Facility”) that permits aggregate borrowings of up to $200,000, which has been fully drawn. The Term Loan Credit Agreement permits the Partnership, at its option, to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Any incremental term loan facility would be on terms to be agreed among the Partnership, the administrative agent and the lenders who agree to participate in the incremental facility. The maturity date of the Term Loan Credit Facility is April 28, 2021.
The Term Loan Credit Agreement is secured by substantially all assets of the Partnership. In addition, the Partnership’s subsidiaries have guaranteed the Partnership’s obligations under the Term Loan Credit Agreement and have granted to the lenders security interests in substantially all of their respective assets.
Borrowings under the Term Loan Credit Agreement bear interest at a rate equal to, at the Partnership’s option, either (1) a base rate plus an applicable margin of 2.75% per annum or (2) a Eurodollar rate plus an applicable margin of 3.75% per annum, subject to a LIBOR floor of 1.00%.
The Term Loan Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In addition, it contains customary events of default that entitle the lenders to cause any or all of the Partnership’s indebtedness under the Term Loan Credit Agreement to become immediately due and payable. The events of default (some of which are subject to applicable grace or cure periods), include, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. As of June 30, 2016, we were in compliance with the terms of the agreement.
As of June 30, 2016, we had $190,166 indebtedness ($195,500, net of $1,388 of discounts and $3,946 of debt issuance costs) under our Term Loan Credit Facility, which carried an interest rate of 4.75% as of June 30, 2016.
Other Notes Payable
On October 24, 2014, the Partnership entered into a purchase and sales agreement to acquire land and underlying frac sand deposits. Through June 30, 2016, the Partnership paid total cash consideration of $5,000, and issued two three-year promissory notes in the amounts of $3,676, each, in connection with this agreement. The three-year promissory notes accrue interest at a rate equal to the applicable short-term federal rate, which was 0.70% as of June 30, 2016. All principal and accrued interest is due and payable at the end of the three-year note terms in October 2017 and December 2018, respectively. However, the notes may be prepaid on a quarterly basis during the three-year terms if sand is extracted, delivered, sold and paid for from the properties.
During the three and six months ended June 30, 2016, the Partnership made prepayments of $676 and $1,934 based on the volume of sand extracted, delivered, sold and paid for, respectively. In July 2016, the Partnership made a prepayment of approximately $917 based on the volume of sand extracted, delivered, sold and paid for through the second quarter of 2016. We did not make any prepayments during the six months ended June 30, 2015.

7. Equity
As of June 30, 2016, our sponsor owned 13,640,351 common units, representing a 27.8% ownership interest in the limited partner units. In addition, our sponsor is the owner of our General Partner.
During the second quarter of 2016, the Partnership completed two public offerings for a total of 12,075,000 common units, representing limited partnership interests in the Partnership for aggregate net proceeds of approximately $101,186.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive increasing percentages (ranging from 15.0% to 50.0%) of quarterly distributions from operating surplus after minimum quarterly distribution and target distribution levels exceed $0.54625 per unit per quarter. Our sponsor currently holds the incentive distribution rights, but it may transfer these rights at any time.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Allocations of Net Income
Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders and our General Partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage ownership interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to our sponsor.
During the three and six months ended June 30, 2016, no income was allocated to our holders of incentive distribution rights. During the three and six months ended June 30, 2015, $1,311 and $2,622, respectively, was allocated to our holders of incentive distribution rights.
Distributions
Our partnership agreement sets forth the calculation to be used to determine the amount of cash distributions that our limited partner unitholders and our holders of incentive distribution rights will receive.
Our recent distributions have been as follows:

Declaration Date	Amount Declared Per Unit	Record Date	Payment Date	Payment to Limited Partner Units	Payment to Holders of Incentive Distribution Rights
January 15, 2015	$0.6750	January 30, 2015	February 13, 2015	$24,947	$1,311
April 16, 2015	$0.6750	May 1, 2015	May 15, 2015	$24,947	$1,311
July 21, 2015	$0.4750	August 5, 2015	August 14, 2015	$17,555	$—
On October 26, 2015, we announced the Board of Directors' decision to temporarily suspend the distribution payment to common unitholders. No quarterly distributions were declared for the second quarter of 2016, as the Partnership continued its distribution suspension to conserve cash.
Net Income per Limited Partner Unit
The following table outlines our basic and diluted, weighted average limited partner units outstanding during the relevant periods:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Basic	42,254,647	36,958,770	39,644,857	36,958,525
Diluted	42,254,647	37,200,774	39,644,857	37,200,529
For purposes of calculating the Partnership’s earnings per unit under the two-class method, common units are treated as participating preferred units, and the previously outstanding subordinated units were treated as the residual equity interest, or common equity. Incentive distribution rights are treated as participating securities.
Diluted earnings per unit excludes any dilutive awards granted (see Note 8) if their effect is anti-dilutive. During the three and six months ended June 30, 2016, the Partnership incurred a net loss and all 210,510 potentially dilutive awards granted and outstanding were excluded from the diluted earnings per unit calculation.
Distributions made in future periods based on the current period calculation of cash available for distribution are allocated to each class of equity that will receive such distributions.
Each period the Partnership determines the amount of cash available for distributions in accordance with the partnership agreement. The amount to be distributed to limited partner unitholders and incentive distribution rights holders is subject to the distribution waterfall in the partnership agreement. Net earnings or loss for the period are allocated to each class of partnership interest based on the distributions to be made.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

The following table provides a reconciliation of net loss and the assumed allocation of net loss under the two-class method for purposes of computing net loss per limited partner unit for the three months ended June 30, 2016 (in thousands, except per unit amounts):

	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(10,738)	(10,738)
Add back recast income attributable to Blair	—	(153)	(153)
Assumed allocation of net loss	$—	$(10,891)	$(10,891)

Loss per limited partner unit - basic		$(0.26)
Loss per limited partner unit - diluted		$(0.26)
The following table provides a reconciliation of net loss and the assumed allocation of net loss under the two-class method for purposes of computing net loss per limited partner unit for the six months ended June 30, 2016 (in thousands, except per unit amounts):

	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(63,068)	(63,068)
Add back recast losses attributable to Blair	—	683	683
Assumed allocation of net loss	$—	$(62,385)	$(62,385)

Loss per limited partner unit - basic		$(1.57)
Loss per limited partner unit - diluted		$(1.57)
Recast Equity Transactions
During the six months ended June 30, 2016, the sponsor paid $1,652 of expense on behalf of Blair. During the three and six months ended June 30, 2015, the sponsor paid $539 and $970, respectively, of expense on behalf of Blair. Such transactions are recognized within the non-controlling interest section of the accompanying Condensed Consolidated Statement of Partners' Capital.

8. Unit-Based Compensation
Long-Term Incentive Plan
On August 21, 2012, Hi-Crush GP adopted the Hi-Crush Partners LP Long Term Incentive Plan (the “Plan”) for employees, consultants and directors of Hi-Crush GP and those of its affiliates, including our sponsor, who perform services for the Partnership. The Plan consists of restricted units, unit options, phantom units, unit payments, unit appreciation rights, other equity-based awards, distribution equivalent rights and performance awards. The Plan limits the number of common units that may be issued pursuant to awards under the Plan to 1,364,035 units. Common units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The Plan is administered by Hi-Crush GP’s Board of Directors or a committee thereof.
The cost of services received in exchange for an award of equity instruments is measured based on the grant-date fair value of the award and that cost is generally recognized over the vesting period of the award.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Performance Phantom Units - Equity Settled
The Partnership has awarded Performance Phantom Units ("PPUs") pursuant to the Plan to certain employees. The number of PPUs that will vest will range from 0% to 200% of the number of initially granted PPUs and is dependent on the Partnership's total unitholder return over a three-year performance period compared to the total unitholder return of a designated peer group. Each PPU represents the right to receive, upon vesting, one common unit representing limited partner interests in the Partnership. The PPUs are also entitled to forfeitable distribution equivalent rights ("DERs"), which accumulate during the performance period and are paid in cash on the date of settlement. The fair value of each PPU is estimated using a fair value approach and is amortized into compensation expense, reduced for an estimate of expected forfeitures, over the period of service corresponding with the vesting period. Expected volatility is based on the historical market performance of our peer group. The following table presents information relative to our PPUs.

	Units	Grant Date Weighted-Average Fair Value per Unit
Outstanding at January 1, 2016	136,570	$46.85
Granted	—	$—
Outstanding at June 30, 2016	136,570	$46.85
As of June 30, 2016, total compensation expense not yet recognized related to unvested PPUs was $2,307, with a weighted average remaining service period of 1.1 years.
Time-Based Phantom Units - Equity Settled
The Partnership has awarded Time-Based Phantom Units ("TPUs") pursuant to the Plan to certain employees which automatically vest if the employee remains employed at the end of a three-year vesting period. Each TPU represents the right to receive, upon vesting, one common unit representing limited partner interests in the Partnership. The TPUs are also entitled to forfeitable DERs, which accumulate during the vesting period and are paid in cash on the date of settlement. The fair value of each TPU is calculated based on the grant-date unit price and is amortized into compensation expense, reduced for an estimate of expected forfeitures, over the period of service corresponding with the vesting period. The following table presents information relative to our TPUs.

	Units	Grant Date Weighted-Average Fair Value per Unit
Outstanding at January 1, 2016	55,320	$37.63
Vested	(880)	$39.48
Granted	20,000	$4.55
Forfeited	(500)	$39.09
Outstanding at June 30, 2016	73,940	$28.65
As of June 30, 2016, total compensation expense not yet recognized related to unvested TPUs was $1,075, with a weighted average remaining service period of 1.8 years.
Board Unit Grants
The Partnership issued 103,377 and 6,344 common units to certain of its directors during the six months ended June 30, 2016 and 2015, respectively.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Unit Purchase Program
During 2015, the Partnership commenced a unit purchase program ("UPP") offered under the Plan. The UPP provides participating employees and members of our board of directors the opportunity to purchase common units representing limited partner interests of the Partnership at a discount. Non-director employees contribute through payroll deductions not to exceed 35% of the employee's eligible compensation during the applicable offering period. Directors contribute through cash contributions not to exceed $150 in aggregate. If the closing price of the Partnership's common units on February 28, 2017 (the "Purchase Date Price") is greater than or equal to 90% of the closing market price of our common units on a participant's applicable election date (the "Election Price"), then the participant will receive a number of common units equal to the amount of accumulated payroll deductions or cash contributions, as applicable (the “Contribution”), divided by the Election Price, capped at 20,000 common units. If the Purchase Date Price is less than the Election Price, then the participant’s Contribution will be returned to the participant.
On the date of election, the Partnership calculates the fair value of the discount, which is recognized as unit compensation expense on a straight-line basis during the period from election date through the date of purchase.  As of June 30, 2016, total accumulated contributions of $403 from directors under the UPP is maintained within the “Accrued and Other Current Liabilities” line item in our Condensed Consolidated Balance Sheet.
Compensation Expense
The following table presents total unit-based compensation expense:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Performance Phantom Units	$582	$793	$1,164	$1,457
Time-Based Phantom Units	193	187	380	334
Director and other unit grants	117	73	239	146
Unit Purchase Program	38	—	77	—
Total compensation expense	$930	$1,053	$1,860	$1,937

9. Related Party Transactions
Effective August 16, 2012, our sponsor entered into a services agreement (the “Services Agreement”) with our General Partner, Hi-Crush Services LLC (“Hi-Crush Services”) and the Partnership, pursuant to which Hi-Crush Services provides certain management and administrative services to the Partnership to assist in operating the Partnership’s business. Under the Services Agreement, the Partnership reimburses Hi-Crush Services and its affiliates, on a monthly basis, for the allocable expenses it incurs in its performance under the Services Agreement. These expenses include, among other things, administrative, rent and other expenses for individuals and entities that perform services for the Partnership. Hi-Crush Services and its affiliates will not be liable to the Partnership for its performance of services under the Services Agreement, except for liabilities resulting from gross negligence. During the three months ended June 30, 2016 and 2015, the Partnership incurred $987 and $1,225, respectively, of management and administrative service expenses from Hi-Crush Services. During the six months ended June 30, 2016 and 2015, the Partnership incurred $2,092 and $2,071, respectively, of management and administrative service expenses from Hi-Crush Services.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other. Through June 30, 2016, the sponsor had advanced $122,596 to Blair to pay for the construction of the Blair facility and working capital purposes.
As of June 30, 2016, an outstanding balance of $121,249 payable to our sponsor is maintained as a current liability under the caption “Due to sponsor”.
During the three months ended June 30, 2016 and 2015, the Partnership purchased $288 and $7,849, respectively, of sand in total from Hi-Crush Whitehall LLC, a subsidiary of our sponsor and the entity that owns the sponsor's Whitehall facility, at a purchase price in excess of our production cost per ton. During the six months ended June 30, 2016 and 2015, the Partnership purchased $7,203 and $14,903, respectively, of sand from our sponsor's Whitehall facility.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

During the three and six months ended June 30, 2015, the Partnership purchased $329 and $2,754, respectively, of sand from Goose Landing, LLC, a wholly owned subsidiary of Northern Frac Proppants II, LLC. We did not purchase any sand from Goose Landing, LLC, during the six months ended June 30, 2016. The father of Mr. Alston, who is our general partner's Chief Operating Officer, owned a beneficial equity interest in Northern Frac Proppants II, LLC.
During the six months ended June 30, 2016 and throughout 2014 and 2015, the Partnership engaged in multiple construction projects and purchased equipment, machinery and component parts from various vendors that were represented by Alston Environmental Company, Inc. or Alston Equipment Company (“Alston Companies”), which regularly represent vendors in such transactions. The vendors in question paid a commission to the Alston Companies in an amount that is unknown to the Partnership. The sister of Mr. Alston, who is our general partner's Chief Operating Officer, owns a beneficial interest in the Alston Companies. The Partnership has not paid any sum directly to the Alston Companies and Mr. Alston has represented to the Partnership that he received no compensation from the Alston Companies related to these transactions.

10. Segment Reporting
The Partnership manages, operates and owns assets utilized to supply frac sand to its customers. It conducts operations through its one operating segment titled "Frac Sand Sales". This reporting segment of the Partnership is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

11. Commitments and Contingencies
The Partnership enters into sales contracts with customers. These contracts establish minimum annual sand volumes that the Partnership is required to make available to such customers under initial terms ranging from three to six years. Through June 30, 2016, no payments for non-delivery of minimum annual sand volumes have been made by the Partnership to customers under these contracts.
D & I Silica, LLC ("D&I") has entered into a long-term supply agreement with a supplier (the "Sand Supply Agreement"), which includes a requirement to purchase certain volumes and grades of sands at specified prices. The quantities set forth in such agreement are not in excess of our current requirements.
The Partnership has entered into royalty agreements under which it is committed to pay royalties on sand sold from its production facilities for which the Partnership has received payment by the customer. Royalty expense is recorded as the sand is sold and is included in costs of goods sold. Royalty expense was $836 and $2,638 for the three months ended June 30, 2016 and 2015, respectively, and $1,355 and $6,140 for the six months ended June 30, 2016 and 2015, respectively.
On October 24, 2014, the Partnership entered into a purchase and sale agreement to acquire certain tracts of land and specific quantities of the underlying frac sand deposits. The transaction includes three separate tranches of land and deposits, to be acquired over a three-year period from 2014 through 2016. Through June 30, 2016, the Partnership acquired two tranches of land for $12,352 and has committed to purchase the remaining tranche during 2016 for total consideration of $6,176.
The Partnership has long-term leases for railcars and equipment used at its terminal sites, some of which are also under long-term lease agreements with various railroads.
We have entered into service agreements with transload service providers which require us to purchase minimum amount of services over specific periods of time at specific locations. Our failure to purchase the minimum level of services would require us to pay shortfall fees. However, the minimum quantities set forth in the agreements are not in excess of our current forecasted requirements at these locations.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

As of June 30, 2016, future minimum operating lease payments and minimum purchase commitments are as follows:

Fiscal Year	Operating Leases	Minimum Purchase Commitments
2016 (six months)	$13,145	$1,418
2017	26,827	2,836
2018	25,930	1,576
2019	23,876	1,866
2020	16,908	2,296
Thereafter	21,292	6,700
	$127,978	$16,692
In addition, the Partnership has placed orders for additional leased railcars. Such long-term operating leases commence upon the future delivery of the railcars, which will result in additional future minimum operating lease payments. During the next two years, we expect to receive delivery of approximately 700 additional leased railcars. Following delivery of these additional railcars, we estimate our 2019 annual minimum lease payments will increase to approximately $29,000.
From time to time the Partnership may be subject to various claims and legal proceedings which arise in the normal course of business. Management is not aware of any legal matters that are likely to have a material adverse effect on the Partnership’s financial position, results of operations or cash flows.

12. Impairments and Other Expenses
Our goodwill arose from the acquisition of D&I in 2013 and is therefore allocated to the D&I reporting unit. We performed our annual assessment of the recoverability of goodwill during the third quarter of 2015. Although we had seen a significant decrease in the price of our common units since August 2014, which had resulted in an overall reduction in our market capitalization, our market capitalization exceeded our recorded net book value as of September 30, 2015.  At such time, we updated our internal business outlook of the D&I reporting unit to consider the current economic environment that affects our operations. As part of the first step of goodwill impairment testing, we updated our assessment of our future cash flows, applying expected long-term growth rates, discount rates, and terminal values that we considered reasonable. We calculated a present value of the cash flows to arrive at an estimate of fair value under the income approach, and then used the market approach to corroborate this value. As a result of these estimates, we determined that there was no impairment of goodwill as of our annual assessment date.
Specific uncertainties affecting our estimated fair value include the impact of competition, the price of frac sand, future overall activity levels and demand for frac sand, activity levels of our significant customers, and other factors affecting the rate of our future growth. These factors were reviewed and assessed during the fourth quarter of 2015 and we determined that there was no impairment of goodwill as of December 31, 2015.
However, uncertain market conditions for frac sand resulting from current oil and natural gas prices continued. During the three months ended March 31, 2016, volumes sold through the D&I reporting unit declined below previously forecasted levels and pricing deteriorated further. Industry demand for frac sand has continued to decline as the reported Baker Hughes oil rig count in North America fell to 362 rigs as of March 31, 2016, marking a 2016 year-to-date decline of more than 30%. Our customers continued to face uncertainty related to activity levels and have reduced their active frac crews, resulting in further declines in well completion activity. Therefore, as of March 31, 2016, we determined that the state of market conditions and activity levels indicated that an impairment of goodwill may exist. As a result, we assessed qualitative factors and determined that we could not conclude it was more likely than not that the fair value of goodwill exceeded its carrying value. In turn, we prepared a quantitative analysis of the fair value of the goodwill as of March 31, 2016, based on the weighted average valuation across several income and market based valuation approaches. The underlying results of the valuation were driven by our actual results during the three months ended March 31, 2016 and the pricing, costs structures and market conditions existing as of March 31, 2016, which were below our forecasts at the time of the previous goodwill assessments. Other key estimates, assumptions and inputs used in the valuation included long-term growth rates, discounts rates, terminal values, valuation multiples and relative valuations when comparing the reporting unit to similar businesses or asset bases. Upon completion of the Step 1 and Step 2 valuation exercises, it was determined that a $33,745 impairment loss of all goodwill was incurred during the three months ended March 31, 2016, which was equal to the difference between the carrying value and estimated fair value of goodwill. The Partnership did not recognize any impairment losses for goodwill during the six months ended June 30, 2015.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

We recognized impairments and other expenses as outlined in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Impairment of Goodwill	$—	$—	$33,745	$—
Severance, retention and relocation	102	—	104	—
Impairments and other expenses	$102	$—	$33,849	$—

13. Condensed Consolidating Financial Information
The Partnership has filed a registration statement on Form S-3 to register, among other securities, debt securities. Each of the subsidiaries of the Partnership as of March 31, 2014 (other than Hi-Crush Finance Corp., whose sole purpose is to act as a co-issuer of any debt securities) was a 100% directly or indirectly owned subsidiary of the Partnership (the “guarantors”), will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. As of June 30, 2016, the guarantors were our sole subsidiaries, other than Hi-Crush Finance Corp., Hi-Crush Augusta Acquisition Co. LLC, Hi-Crush Blair LLC, Hi-Crush Canada Inc and Hi-Crush Canada Distribution Corp., which are our 100% owned subsidiaries, and Augusta, of which we own 98.0% of the common equity interests.
As of June 30, 2016, the Partnership had no assets or operations independent of its subsidiaries, and there were no significant restrictions upon the ability of the Partnership or any of its subsidiaries to obtain funds from its respective subsidiaries by dividend or loan. As of June 30, 2016, none of the assets of our subsidiaries represented restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.
For the purpose of the following financial information, the Partnership's investments in its subsidiaries are presented in accordance with the equity method of accounting. The operations, cash flows and financial position of the co-issuer are not material and therefore have been included with the parent's financial information.
Condensed consolidating financial information for the Partnership and its combined guarantor and combined non-guarantor subsidiaries is as follows for the dates and periods indicated.

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Balance Sheet
As of June 30, 2016

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$37,011	$2,477	$174	$—	$39,662
Accounts receivable, net	—	23,775	—	—	23,775
Intercompany receivables	53,558	155,962	—	(209,520)	—
Inventories	—	15,969	12,859	(817)	28,011
Prepaid expenses and other current assets	422	6,270	421	—	7,113
Total current assets	90,991	204,453	13,454	(210,337)	98,561
Property, plant and equipment, net	11	170,950	237,258	—	408,219
Goodwill and intangible assets, net	—	10,938	—	—	10,938
Investment in consolidated affiliates	273,774	—	224,250	(498,024)	—
Other assets	1,109	6,264	750	—	8,123
Total assets	$365,885	$392,605	$475,712	$(708,361)	$525,841
Liabilities, Equity and Partners' Capital
Current liabilities:
Accounts payable	$428	$6,964	$8,085	$—	$15,477
Intercompany payables	—	—	209,520	(209,520)	—
Accrued and other current liabilities	1,006	1,900	1,942	—	4,848
Due to sponsor	(4)	1,101	120,152	—	121,249
Current portion of long-term debt	2,000	917	—	—	2,917
Total current liabilities	3,430	10,882	339,699	(209,520)	144,491
Long-term debt	188,166	4,074	—	—	192,240
Asset retirement obligations	—	2,008	5,611	—	7,619
Total liabilities	191,596	16,964	345,310	(209,520)	344,350
Equity and partners' capital:
Partners' capital	174,289	375,641	123,200	(498,841)	174,289
Non-controlling interest	—	—	7,202	—	7,202
Total equity and partners' capital	174,289	375,641	130,402	(498,841)	181,491
Total liabilities, equity and partners' capital	$365,885	$392,605	$475,712	$(708,361)	$525,841

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Balance Sheet
As of December 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$4,136	$5,077	$1,841	$—	$11,054
Accounts receivable, net	—	39,292	2,185	—	41,477
Intercompany receivables	47,951	160,108	—	(208,059)	—
Inventories	—	19,180	9,159	(368)	27,971
Prepaid expenses and other current assets	57	4,282	501	—	4,840
Total current assets	52,144	227,939	13,686	(208,427)	85,342
Property, plant and equipment, net	14	164,500	228,998	—	393,512
Goodwill and intangible assets, net	—	45,524	—	—	45,524
Investment in consolidated affiliates	325,161	—	224,250	(549,411)	—
Other assets	1,553	7,377	900	—	9,830
Total assets	$378,872	$445,340	$467,834	$(757,838)	$534,208
Liabilities, Equity and Partners' Capital
Current liabilities:
Accounts payable	$56	$9,941	$14,240	$—	$24,237
Intercompany payables	—	—	208,059	(208,059)	—
Accrued and other current liabilities	1,284	1,910	3,235	—	6,429
Due to sponsor	319	575	105,852	—	106,746
Current portion of long-term debt	2,000	1,258	—	—	3,258
Total current liabilities	3,659	13,684	331,386	(208,059)	140,670
Long-term debt	241,117	5,666	—	—	246,783
Asset retirement obligations	—	1,935	5,131	—	7,066
Total liabilities	244,776	21,285	336,517	(208,059)	394,519
Equity and partners' capital:
Partners' capital	134,096	424,055	125,724	(549,779)	134,096
Non-controlling interest	—	—	5,593	—	5,593
Total equity and partners' capital	134,096	424,055	131,317	(549,779)	139,689
Total liabilities, equity and partners' capital	$378,872	$445,340	$467,834	$(757,838)	$534,208

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Operations
For the Three Months Ended June 30, 2016

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$42,444	$7,310	$(11,325)	$38,429
Cost of goods sold (including depreciation, depletion and amortization)	—	43,716	6,423	(11,171)	38,968
Gross profit (loss)	—	(1,272)	887	(154)	(539)
Operating costs and expenses:
General and administrative expenses	2,188	2,669	1,196	—	6,053
Impairments and other expenses	—	95	7	—	102
Accretion of asset retirement obligations	—	37	55	—	92
Loss from operations	(2,188)	(4,073)	(371)	(154)	(6,786)
Other income (expense):
Loss from consolidated affiliates	(4,853)	—	—	4,853	—
Interest expense	(3,697)	(71)	(204)	—	(3,972)
Net loss	(10,738)	(4,144)	(575)	4,699	(10,758)
Loss attributable to non-controlling interest	—	—	20	—	20
Net loss attributable to Hi-Crush Partners LP	$(10,738)	$(4,144)	$(555)	$4,699	$(10,738)

For the Six Months Ended June 30, 2016

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$99,129	$8,688	$(17,240)	$90,577
Cost of goods sold (including depreciation, depletion and amortization)	—	100,040	8,444	(16,792)	91,692
Gross profit (loss)	—	(911)	244	(448)	(1,115)
Operating costs and expenses:
General and administrative expenses	4,528	13,480	2,406	—	20,414
Impairments and other expenses	—	33,842	7	—	33,849
Accretion of asset retirement obligations	—	73	107	—	180
Loss from operations	(4,528)	(48,306)	(2,276)	(448)	(55,558)
Other income (expense):
Loss from consolidated affiliates	(51,386)	—	—	51,386	—
Interest expense	(7,154)	(108)	(291)	—	(7,553)
Net loss	(63,068)	(48,414)	(2,567)	50,938	(63,111)
Loss attributable to non-controlling interest	—	—	43	—	43
Net loss attributable to Hi-Crush Partners LP	$(63,068)	$(48,414)	$(2,524)	$50,938	$(63,068)

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Operations
For the Three Months Ended June 30, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$82,260	$8,346	$(6,648)	$83,958
Cost of goods sold (including depreciation, depletion and amortization)	—	64,681	7,695	(8,678)	63,698
Gross profit	—	17,579	651	2,030	20,260
Operating costs and expenses:
General and administrative expenses	2,218	2,841	1,776	—	6,835
Accretion of asset retirement obligations	—	34	50	—	84
Income (loss) from operations	(2,218)	14,704	(1,175)	2,030	13,341
Other income (expense):
Earnings from consolidated affiliates	15,552	—	—	(15,552)	—
Interest expense	(2,975)	(3)	(6)	—	(2,984)
Net income (loss)	10,359	14,701	(1,181)	(13,522)	10,357
Loss attributable to non-controlling interest	—	—	2	—	2
Net income (loss) attributable to Hi-Crush Partners LP	$10,359	$14,701	$(1,179)	$(13,522)	$10,359

For the Six Months Ended June 30, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$176,427	$27,871	$(18,229)	$186,069
Cost of goods sold (including depreciation, depletion and amortization)	—	133,971	18,075	(19,709)	132,337
Gross profit	—	42,456	9,796	1,480	53,732
Operating costs and expenses:
General and administrative expenses	4,855	5,804	2,772	—	13,431
Accretion of asset retirement obligations	—	68	99	—	167
Income (loss) from operations	(4,855)	36,584	6,925	1,480	40,134
Other income (expense):
Earnings from consolidated affiliates	44,754	—	—	(44,754)	—
Interest expense	(6,233)	(29)	(39)	—	(6,301)
Net income	33,666	36,555	6,886	(43,274)	33,833
Income attributable to non-controlling interest	—	—	(167)	—	(167)
Net income attributable to Hi-Crush Partners LP	$33,666	$36,555	$6,719	$(43,274)	$33,666

HI-CRUSH PARTNERS LP
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Cash Flows
For the Six Months Ended June 30, 2016

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by (used in) operating activities	$(14,683)	$6,874	$(2,373)	$5,607	$(4,575)
Investing activities:
Capital expenditures for property, plant and equipment	—	(11,342)	(18,445)	—	(29,787)
Net cash used in investing activities	—	(11,342)	(18,445)	—	(29,787)
Financing activities:
Proceeds from equity issuance	101,186	—	—	—	101,186
Repayment of long-term debt	(53,500)	(1,934)	—	—	(55,434)
Advances from (to) parent, net	—	3,802	1,805	(5,607)	—
Loan origination costs	(128)	—	—	—	(128)
Affiliate financing, net	—	—	17,346	—	17,346
Net cash provided by (used in) financing activities	47,558	1,868	19,151	(5,607)	62,970
Net increase (decrease) in cash	32,875	(2,600)	(1,667)	—	28,608
Cash:
Beginning of period	4,136	5,077	1,841	—	11,054
End of period	$37,011	$2,477	$174	$—	$39,662

For the Six Months Ended June 30, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$16,860	$47,556	$19,278	$(25,992)	$57,702
Investing activities:
Capital expenditures for property, plant and equipment	—	(28,758)	(37,471)	—	(66,229)
Net cash used in investing activities	—	(28,758)	(37,471)	—	(66,229)
Financing activities:
Proceeds from issuance of long-term debt	50,000	—	—	—	50,000
Repayment of long-term debt	(13,500)	—	—	—	(13,500)
Advances to parent, net	—	(17,300)	(8,692)	25,992	—
Loan origination costs	(101)	—	—	—	(101)
Affiliate financing, net	—	—	26,855	—	26,855
Distributions paid	(52,516)	—	—	—	(52,516)
Net cash used in financing activities	(16,117)	(17,300)	18,163	25,992	10,738
Net increase in cash	743	1,498	(30)	—	2,211
Cash:
Beginning of period	308	3,490	1,011	—	4,809
End of period	$1,051	$4,988	$981	$—	$7,020

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with our unaudited condensed financial statements and accompanying notes in “Item 1. Financial Statements” contained herein and our audited financial statements as of December 31, 2015, included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 23, 2016. The information provided below supplements, but does not form part of, our unaudited condensed financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. See “Forward-Looking Statements” in this Quarterly Report on Form 10-Q. All amounts are presented in thousands except tonnage, acreage or per unit data, or where otherwise noted.
Overview
We are a pure play, low-cost, domestic producer and supplier of premium monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves consist of “Northern White” sand, a resource existing predominately in Wisconsin and limited portions of the upper Midwest region of the United States, which is highly valued as a preferred proppant because it exceeds all American Petroleum Institute (“API”) specifications. We own, operate and develop sand reserves and related excavation and processing facilities. We operate through an extensive logistics network of rail-served destination terminals strategically located throughout Colorado, Pennsylvania, Ohio, New York and Texas.
We sell a substantial portion of the frac sand we produce to customers with whom we have long-term contracts. Through June 30, 2016, as a result of the existing and continuing market dynamics, we have provided contract customers with temporary pricing discounts and/or waivers of minimum volume purchase requirements, in certain circumstances in exchange for, among other things, additional term and/or volume. As of July 1, 2016, the average remaining contractual term was 3.4 years with remaining terms ranging from 18 to 61 months.
Our Assets and Operations
We own and operate an 857-acre facility with integrated rail infrastructure, located in Wyeville, Wisconsin (the "Wyeville facility") which, as of December 31, 2015, contained 82.1 million tons of proven recoverable reserves of frac sand. We completed construction of the Wyeville facility in June 2011 and expanded the facility in 2012. The Wyeville facility has an annual processing capacity of approximately 1,850,000 tons of 20/100 frac sand per year.
We also own a 98.0% interest in the 1,187-acre facility with integrated rail infrastructure, located in Eau Claire County, Wisconsin (the "Augusta facility") which, as of December 31, 2015, contained 40.9 million tons of proven recoverable reserves of frac sand. We completed construction of the Augusta facility in June 2012. The Augusta facility has an annual processing capacity of approximately 2,860,000 tons of 20/100 frac sand per year. As a result of current market conditions, the Augusta facility is temporarily idled.
We also own the 1,285-acre facility with integrated rail infrastructure, located near Blair, Wisconsin (the "Blair facility"). During March 2016, we completed construction and started operations of the Blair facility, which is capable of delivering approximately 2,860,000 tons of 20/100 frac sand per year. As of December 31, 2015, the Blair facility contained 120.1 million tons of proven recoverable reserves of frac sand.
According to John T. Boyd Company ("John T. Boyd"), our proven reserves at the Wyeville, Augusta, and Blair facilities consist of coarse grade Northern White sand exceeding API specifications. Analysis of sand at our facilities by independent third-party testing companies indicates that they demonstrate characteristics exceeding of API specifications with regard to crush strength, turbidity and roundness and sphericity. Based on third-party reserve reports by John T. Boyd, as of December 31, 2015, we have an implied average reserve life of 32 years, assuming production at the rated capacity of 7,570,000 tons of 20/100 frac sand per year.
During the third quarter of 2014, our sponsor completed construction of the 1,447-acre facility with integrated rail infrastructure, located near Independence, Wisconsin and Whitehall, Wisconsin (the "Whitehall facility"). As of December 31, 2015, this facility contained 80.7 million tons of proven recoverable reserves of frac sand and is capable of delivering approximately 2,860,000 tons of 20/100 frac sand per year. As a result of current market conditions, the Whitehall facility is temporarily idled.
As of June 30, 2016, we own or operate 15 destination rail-based terminal locations throughout Colorado, Pennsylvania, Ohio, New York and Texas, of which five are temporarily idled and six are capable of accommodating unit trains. Our destination terminals include approximately 81,000 tons of rail storage capacity and approximately 120,000 tons of silo storage capacity.

We are continuously looking to increase the number of destination terminals we operate and expand our geographic footprint, allowing us to further enhance our customer service and putting us in a stronger position to take advantage of opportunistic short term pricing agreements. Our destination terminals are strategically located to provide access to Class I railroads, which enables us to cost effectively ship product from our production facilities in Wisconsin. As of June 30, 2016, we leased or owned 4,214 railcars used to transport our sand from origin to destination and managed a fleet of approximately 1,500 additional railcars dedicated to our facilities by our customers or the Class I railroads.
How We Generate Revenue
We generate revenue by excavating, processing and delivering frac sand and providing related services. A substantial portion of our frac sand is sold to customers with whom we have long-term contracts which have current terms expiring between 2017 and 2021. Each contract defines the minimum volume of frac sand that the customer is required to purchase monthly and annually, the volume that we are required to make available, the technical specifications of the product and the price per ton. During the six months ended June 30, 2016, we continued to provide temporary price discounts and/or waivers of minimum volume purchase requirements to contract customers in response to the market driven decline in proppant demand. We also sell our frac sand on the spot market at prices and other terms determined by the existing market conditions as well as the specific requirements of the customer.
Delivery of sand to our customers may occur at the rail origin or at the destination terminal. We generate service revenues through performance of transportation services including railcar storage fees, transload services, silo storage and other miscellaneous services performed on behalf of our customers.
Due to sustained freezing temperatures in our area of operation during winter months, it is industry practice to halt excavation activities and operation of the wet plant during those months. As a result, we excavate and wash sand in excess of current delivery requirements during the months when those facilities are operational. This excess sand is placed in stockpiles that feed the dry plant and fill customer orders throughout the year.
Costs of Conducting Our Business
The principal expenses involved in production of raw frac sand are excavation costs, labor, utilities, maintenance and royalties. We have a contract with a third party to excavate raw frac sand, deliver the raw frac sand to our processing facility and move the sand from our wet plant to our dry plant. We pay a fixed price per ton excavated and delivered without regard to the amount of sand excavated that meets API specifications. Accordingly, we incur excavation costs with respect to the excavation of sand and other materials from which we ultimately do not derive revenue (rejected materials), and for sand which is still to be processed through the dry plant and not yet sold. However, the ratio of rejected materials to total amounts excavated has been, and we believe will continue to be, in line with our expectations, given the extensive core sampling and other testing we undertook at our facilities.
Labor costs associated with employees at our processing facilities represent the most significant cost of converting raw frac sand to finished product. We incur utility costs in connection with the operation of our processing facilities, primarily electricity and natural gas, which are both susceptible to price fluctuations. Our facilities require periodic scheduled maintenance to ensure efficient operation and to minimize downtime. Excavation, labor, utilities and other costs of production are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold.
We pay royalties to third parties at our facilities at various rates, as defined in the individual royalty agreements, at an aggregate rate up to $6.15 per ton of sand excavated, delivered at our on-site rail facilities and paid for by our customers.
The principal expenses involved in distribution of raw sand are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fees, labor and facility rent.
We purchase sand from our sponsor's production facility, through a long-term supply agreement with a third party at a specified price per ton and also through the spot market. We incur transportation costs including trucking, rail freight charges and fuel surcharges when transporting our sand from its origin to destination. We utilize multiple railroads to transport our sand and transportation costs are typically negotiated through long-term working relationships.
We incur general and administrative costs related to our corporate operations. Under our partnership agreement and the services agreement with our sponsor and our general partner, our sponsor has discretion to determine, in good faith, the proper allocation of costs and expenses to us for its services, including expenses incurred by our general partner and its affiliates on our behalf. The allocation of such costs is based on management’s best estimate of time and effort spent on the respective operations and facilities. Under these agreements, we reimburse our sponsor for all direct and indirect costs incurred on our behalf.

How We Evaluate Our Operations
We utilize various financial and operational measures to evaluate our operations. Management measures the performance of the Partnership through performance indicators, including gross profit, contribution margin, earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and distributable cash flow.
Gross Profit and Contribution Margin
We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.  We believe contribution margin is a meaningful measure because it provides an operating and financial measure of our ability to generate margin in excess of our operating cost base.
We use gross profit, which we define as revenues less costs of goods sold, to measure our financial performance. We believe gross profit is a meaningful measure because it provides a measure of profitability and operating performance based on the historical cost basis of our assets.
As a result, contribution margin, contribution margin per ton, sales volumes, sales price per ton sold and gross profit are key metrics used by management to evaluate our results of operations.
EBITDA, Adjusted EBITDA and Distributable Cash Flow
We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income (loss) plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements, such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.
Note Regarding Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(10,758)	$10,357	$(63,111)	$33,833
Depreciation and depletion expense	3,941	4,035	6,834	5,712
Amortization expense	421	733	841	1,466
Interest expense	3,972	2,984	7,553	6,301
EBITDA	(2,424)	18,109	(47,883)	47,312
Non-cash impairment of goodwill	—	—	33,745	—
Adjusted EBITDA	(2,424)	18,109	(14,138)	47,312
Less: Cash interest paid	(3,245)	(2,569)	(6,432)	(5,474)
Less: (Income) loss attributable to non-controlling interest	20	2	43	(167)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(1,145)	(1,120)	(1,910)	(2,379)
Add: Accretion of asset retirement obligations	92	84	180	167
Add: Unit-based compensation	930	1,053	1,860	1,937
Distributable cash flow	(5,772)	15,559	(20,397)	41,396
Adjusted for: Distributable cash flow attributable to Hi-Crush Blair LLC, prior to the Blair Contribution (b)	(473)	1,091	325	1,469
Distributable cash flow attributable to Hi-Crush Partners LP	(6,245)	16,650	(20,072)	42,865
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—	(1,311)
Distributable cash flow attributable to limited partner unitholders	$(6,245)	$16,650	$(20,072)	$41,554

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Blair for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the Blair Contribution.

Basis of Presentation
The following discussion of our historical performance and financial condition is derived from the historical financial statements.
Factors Impacting Comparability of Our Financial Results
Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected in the future principally for the following reasons:

•
Through June 30, 2016, we provided significant price concessions and waivers under our contracts. Since August 2014, oil and natural gas prices have declined and persist at levels well below those experienced through the middle of 2014. As a result of these market dynamics and coupled with the impact on proppant demand and pricing, we have engaged and continue to be engaged in ongoing discussions with all of our contract customers regarding pricing and volume requirements under our existing contracts. While these discussions continue, we have provided contract customers with temporary pricing discounts and/or waivers of minimum volume purchase requirements, in certain circumstances in exchange for, among other things, additional term and/or volume. We continue to engage in discussions and may deliver sand at prices or at volumes below those provided for in our existing contracts. We expect that these circumstances may continue to negatively affect our revenues, net income and cash generated from operations into the remainder of 2016.

•
We are currently storing a significant number of railcars. As of June 30, 2016, 1,161 of our leased railcar fleet were idled and held in storage, a decrease from approximately 1,900 at December 31, 2015. As a result, we are incurring storage costs for these railcars in addition to fixed railcar lease costs.

•
We impaired our goodwill during the first quarter of 2016.  During the three months ended March 31, 2016, we completed an impairment assessment of our goodwill. As a result of the assessment, we estimated the fair value of our goodwill and determined that it was less than its carrying value, resulting in an impairment of $33,745.

•
Our Augusta production facility is temporarily idled as of June 30, 2016. As a result of current market conditions, we elected to temporarily idle our Augusta production facility, resulting in a decrease in volumes produced during the six months ended June 30, 2016 as compared to the same period of 2015.

•
We incurred bad debt expense in connection with a customer’s bankruptcy filing. We incurred bad debt expense of $8,236 during the six months ended June 30, 2016, principally as a result of a spot customer filing for bankruptcy. Should negative market conditions continue to persist in 2016, our customer credit risk may increase, which could result in increased bad debt expense and/or reduced cash flows from operations.

•
Our outstanding balance under the Revolving Credit Agreement was paid in full. As of June 30, 2016, we did not have any indebtedness outstanding under our Revolving Credit Agreement. As a result, our interest expense will decrease during the third quarter of 2016.

•	We completed construction of our Blair facility. During the first quarter of 2016, we completed construction and commenced operations of our Blair facility.
Market Conditions
Since August 2014, oil and natural gas prices have declined and persist at levels well below those experienced through the middle of 2014. As a result, the number of rigs drilling for oil and gas fell dramatically through June 30, 2016 as compared to the high levels achieved during third quarter 2014. Specifically, the reported Baker Hughes oil rig count in North America fell to a low of 316 in May 2016 and was at 341 rigs as of June 30, 2016, marking a 2016 year-to-date decline of more than 36%. Due to the uncertainty regarding the timing and extent of a rebound, exploration and production companies have sharply reduced their drilling activities in an effort to control costs. In addition, many exploration and production companies have announced that a significant number of wells drilled since August 2014 have not yet been completed and may not be completed in the foreseeable future. As a result, customers continue to face uncertainty related to activity levels and have reduced their active frac crews, resulting in further declines in well completion activity. The combination of these factors, among others, has reduced proppant demand and pricing further in the second quarter of 2016 and significantly from the levels experienced during 2014. Given the energy industry's outlook for the remainder of 2016, we expect the low levels of well completion activity may continue throughout 2016, which may result in more pressure on frac sand pricing and reduced sales volumes.
In general, pricing for Northern White frac sand reached its highest levels during the fourth quarter of 2014. Since then spot market prices for Northern White frac sand have declined dramatically, as sand producers with excess inventories discounted sand pricing, and in some cases, substantially discounted sand pricing. Pricing declined throughout the year and has stabilized somewhat in the second quarter of 2016, although at historically low levels.
As a result of the market dynamics existing through June 30, 2016, we have engaged and continue to be engaged in ongoing discussions with all of our contract customers regarding pricing and volume requirements under our existing contracts. While these discussions continue, we have provided contract customers with temporary pricing discounts and/or waivers of minimum volume purchase requirements, in certain circumstances in exchange for, among other things, additional term and/or volume. We continue to engage in discussions and may deliver sand at prices or at volumes below those provided for in our existing contracts. We expect that these circumstances may continue to negatively affect our revenues, net income and cash generated from operations for the remainder of 2016.

The following table presents sales, volume and pricing comparisons for the second quarter of 2016, as compared to the first quarter of 2016:

	Three Months Ended
	June 30,	March 31,		Percentage
	2016	2016	Change	Change
Revenues generated from the sale of frac sand (in thousands)	$38,229	$51,897	$(13,668)	(26)%
Tons sold	849,263	962,998	(113,735)	(12)%
Percentage of volumes sold in-basin	49%	59%	(10)%	(17)%
Average price per ton sold	$45	$54	$(9)	(17)%
We continued to provide additional price discounts to customers during the second quarter of 2016. Tons sold during the second quarter were 12% lower than the first quarter of 2016. The decreased volumes, coupled with price discounts and a lower percentage of volumes purchased in-basin during the second quarter of 2016, led to our frac sand revenues decreasing compared to the prior quarter. Average sales price per ton sold decreased to $45 per ton in the second quarter 2016 from $54 per ton in the first quarter of 2016, reflecting the combined impact of continued pricing pressure and decreased in-basin sales.
Our sales volumes and pricing may be lower in the future if demand for frac sand continues to decrease. Such decreases could have a negative impact on our future liquidity if it results in lower net income and/or cash flows generated from operations. In such a circumstance, we may access availability under our Revolving Credit Agreement and continue to focus on reducing our operating expenses. Despite the current market declines, we continue to believe that the long-term fundamental trends for frac sand demand, including the increased use of sand per lateral foot in well completions, remain favorable.
We have taken several steps to ensure we continue to deliver low-cost solutions to our customers, including construction of additional in-basin storage facilities and marketing of our product through additional third-party operated terminals. We eliminated the volumes of sand purchased from third parties, and worked to ensure that volumes were sourced at our lowest cost, combining our lowest production cost with the lowest origin to destination freight rates where possible. We strategically managed the size of our railcar fleet by eliminating the use of system cars to reduce cost and returning cars at the end of their lease term. However, during 2016, we expect to continue to incur railcar storage expense related to railcars in long-term storage. We also focused on ensuring optimal origin and destination routing.
On October 9, 2015, we announced a reduction in force to our employees in connection with the temporary idling of our Augusta production facility, which has a higher cost structure than our lowest cost production facility, and during the fourth quarter of 2015, we temporarily idled several transload facilities and closed an administrative office. In the first six months of 2016, we transferred the remaining Augusta facility employees to our Blair facility, and we further reduced headcount of certain transload facilities and temporarily idled our sponsor's Whitehall facility. Given the current macro environment, we continue to focus on reducing our costs to enhance profitability and better serve our customers.

Results of Operations
The following table presents consolidated revenues and expenses for the periods indicated.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$38,429	$83,958	$90,577	$186,069
Costs of goods sold:
Production costs	8,704	11,159	14,988	26,347
Other cost of sales	26,323	48,194	69,873	99,658
Depreciation, depletion and amortization	3,941	4,345	6,831	6,332
Gross profit (loss)	(539)	20,260	(1,115)	53,732
Operating costs and expenses	6,247	6,919	54,443	13,598
Income (loss) from operations	(6,786)	13,341	(55,558)	40,134
Other income (expense):
Interest expense	(3,972)	(2,984)	(7,553)	(6,301)
Net income (loss)	(10,758)	10,357	(63,111)	33,833
(Income) loss attributable to non-controlling interest	20	2	43	(167)
Net income (loss) attributable to Hi-Crush Partners LP	$(10,738)	$10,359	$(63,068)	$33,666
Three Months Ended June 30, 2016 Compared to the Three Months Ended June 30, 2015
Revenues
The following table presents sales, volume and pricing comparisons for the second quarter of 2016, as compared to the second quarter of 2015:

	Three Months Ended
	June 30,			Percentage
	2016	2015	Change	Change
Revenues generated from the sale of frac sand (in thousands)	$38,229	$80,121	$(41,892)	(52)%
Tons sold	849,263	1,190,156	(340,893)	(29)%
Percentage of volumes sold in-basin	49%	58%	(9)%	(16)%
Average price per ton sold	$45	$67	$(22)	(33)%
Revenues generated from the sale of frac sand were $38,229 and $80,121 for the three months ended June 30, 2016 and 2015, respectively, during which we sold 849,263 and 1,190,156 tons of frac sand, respectively. Average sales price per ton was $45 and $67 for the three months ended June 30, 2016 and 2015, respectively. The sales prices between the two periods differ due to the mix in pricing of FOB plant and in-basin volumes (49% and 58% of tons were sold in-basin for the three months ended June 30, 2016 and 2015, respectively), offset by changes in industry sales price trends. With oil and gas prices persisting at levels well below those experienced in middle of 2014 and the resulting decline in drilling activity, we continued to provide discounted pricing for contract customers in the second quarter of 2016. Price per ton exiting second quarter of 2016 was lower than the second quarter of 2015.
Other revenue related to transload and terminaling, silo leases and other services was $200 and $3,837 for the three months ended June 30, 2016 and 2015, respectively. The decrease in such revenues was driven by decreased transloading and logistics services provided at our destination terminals, resulting from lower overall industry sand demand and the decrease in total volumes sold FOB plant.
Costs of goods sold – Production costs
We incurred production costs of $8,704 and $11,159 for the three months ended June 30, 2016 and 2015, respectively, reflecting lower sales volumes, combined with a greater percentage of volumes produced and delivered from the lower cost Wyeville and Blair facilities.

The principal components of production costs involved in operating our business are excavation costs, plant operating costs and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following table provides a comparison of the drivers impacting the level of production costs for the three months ended June 30, 2016 and 2015.

	Three Months Ended
	June 30,
	2016	2015
Excavation costs	$3,597	$3,665
Plant operating costs	4,271	4,856
Royalties	836	2,638
Total production costs	$8,704	$11,159
The overall decrease in production costs was attributable to lower tonnage produced and delivered in the current period combined with a focus on sourcing our sand from our lowest cost facilities.
Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fees, labor and facility rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Other cost components, including costs associated with in-basin storage, such as demurrage and terminal operations, which includes labor and rent, are charged to costs of goods sold in the period in which they are incurred.
We purchase sand from our sponsor's Whitehall facility, and during 2015, through a long-term supply agreement with a third party at a specified price per ton. For the three months ended June 30, 2016 and 2015, we incurred $185 and $8,579 of purchased sand costs, respectively. The decrease was attributable to the Whitehall facility being temporarily idled at the end of March 2016.
We incur transportation costs including freight charges, fuel surcharges and railcar lease costs when transporting our sand from its origin to destination. For the three months ended June 30, 2016 and 2015, we incurred $23,960 and $35,363 of transportation costs, respectively. Other costs of sales were $2,178 and $4,252 during the three months ended June 30, 2016 and 2015, respectively, and were primarily comprised of demurrage, storage and transload fees and on-site labor. The decrease in transportation and other costs of sales was driven by decreased sales volumes and utilization of silo storage at our terminals.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the three months ended June 30, 2016 and 2015, we incurred $3,941 and $4,345, respectively, of depreciation, depletion and amortization expense. The decrease was driven by the idling of our Augusta facility and reduced amortization of intangible assets due to the impairment of the Sand Supply Agreement in the third quarter of 2015.
Gross Profit (Loss)
Gross loss was $539 for the three months ended June 30, 2016, compared to gross profit of $20,260 for the three months ended June 30, 2015. Gross profit percentage declined from 24.1% in second quarter of 2015 to (1.4)% in second quarter of 2016. The decline was primarily driven by pricing discounts, decreased volumes and reduced other revenues, offset by lower production and transportation costs.
Operating Costs and Expenses
For the three months ended June 30, 2016 and 2015, we incurred general and administrative expenses of $6,053 and $6,835, respectively.
Interest Expense
Interest expense was $3,972 and $2,984 for the three months ended June 30, 2016 and 2015, respectively. The increase in interest expense during the 2016 period was primarily attributable to increased borrowings outstanding on our revolver. In addition, during the three months ended June 30, 2016, we amended our Revolving Credit Agreement and as a result of this modification, we accelerated amortization of $349 representing a portion of the remaining unamortized balance of debt issuance costs.
Net Income (Loss) Attributable to Hi-Crush Partners LP
Net loss attributable to Hi-Crush Partners LP was $10,738 for the three months ended June 30, 2016, compared to net income of $10,359 for the three months ended June 30, 2015.

Six Months Ended June 30, 2016 Compared to the Six Months Ended June 30, 2015
Revenues
The following table presents sales, volume and pricing comparisons for the six months ended June 30, 2016, as compared to the six months ended June 30, 2015:

	Six Months Ended
	June 30,			Percentage
	2016	2015	Change	Change
Revenues generated from the sale of frac sand (in thousands)	$90,126	$166,995	$(76,869)	(46)%
Tons sold	1,812,261	2,385,499	(573,238)	(24)%
Percentage of volumes sold in-basin	55%	51%	4%	8%
Average price per ton sold	$50	$70	$(20)	(29)%
Revenues generated from the sale of frac sand were $90,126 and $166,995 for the six months ended June 30, 2016 and 2015, respectively, during which we sold 1,812,261 and 2,385,499 tons of frac sand, respectively. Average sales price per ton was $50 and $70 for the six months ended June 30, 2016 and 2015, respectively. The sales prices between the two periods differ due to the mix in pricing of FOB plant and in-basin volumes (55% and 51% of tons were sold in-basin for the six months ended June 30, 2016 and 2015, respectively), offset by changes in industry sales price trends. With oil and gas prices persisting at levels well below those experienced in middle of 2014 and the resulting decline in drilling activity, we continued to provide discounted pricing for contract customers in the second quarter of 2016. Price per ton exiting the second quarter of 2016 was lower than the second quarter of 2015.
Other revenue related to transload and terminaling, silo leases and other services was $451 and $19,074 for the six months ended June 30, 2016 and 2015, respectively. The decrease in such revenues was driven by decreased transloading and logistics services provided at our destination terminals, resulting from lower overall industry sand demand and the decrease in volumes sold FOB plant.
Costs of goods sold – Production costs
We incurred production costs of $14,988 and $26,347 for the six months ended June 30, 2016 and 2015, respectively, reflecting lower sales volumes, combined with a greater percentage of volumes produced and delivered from the lower cost Wyeville and Blair facilities.
The principal components of production costs involved in operating our business are excavation costs, plant operating costs and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following table provides a comparison of the drivers impacting the level of production costs for the six months ended June 30, 2016 and 2015.

	Six Months Ended
	June 30,
	2016	2015
Excavation costs	$5,424	$7,158
Plant operating costs	8,209	13,049
Royalties	1,355	6,140
Total production costs	$14,988	$26,347
The overall decrease in production costs was attributable to lower tonnage produced and delivered in the current period combined with a focus on sourcing our sand from our lowest cost facilities.
Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fees, labor and facility rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Other cost components, including costs associated with in-basin storage, such as demurrage and terminal operations, which includes labor and rent, are charged to costs of goods sold in the period in which they are incurred.

We purchase sand from our sponsor's Whitehall facility, and in 2015, through a long-term supply agreement with a third party at a specified price per ton. For the six months ended June 30, 2016 and 2015, we incurred $8,253 and $18,759 of purchased sand costs, respectively. The decrease was due to a lower average purchase price paid in the first half of 2016 as compared to the first half of 2015, offset by higher volumes purchased. Additionally, we temporarily idled our sponsor's Whitehall facility in late March 2016.
We incur transportation costs including freight charges, fuel surcharges and railcar lease costs when transporting our sand from its origin to destination. For the six months ended June 30, 2016 and 2015, we incurred $55,873 and $70,552 of transportation costs, respectively. Other costs of sales was $5,747 and $10,347 during the six months ended June 30, 2016 and 2015, respectively, and was primarily comprised of demurrage, storage and transload fees and on-site labor. The decrease in transportation and other costs of sales was driven by decreased sales volumes and utilization of silo storage at our terminals.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the six months ended June 30, 2016 and 2015, we incurred $6,831 and $6,332, respectively, of depreciation, depletion and amortization expense. The decrease was driven reduced amortization of intangible assets due to the impairment of the Sand Supply Agreement in the third quarter of 2015.
Gross Profit (Loss)
Gross loss was $1,115 for the six months ended June 30, 2016, compared to gross profit of $53,732 for the six months ended June 30, 2015. Gross profit percentage declined from 28.9% in first half of 2015 to (1.2)% in first half of 2016. The decline was primarily driven by pricing discounts, decreased volumes and reduced other revenues, offset by lower production and transportation costs.
Operating Costs and Expenses
For the six months ended June 30, 2016 and 2015, we incurred general and administrative expenses of $20,414 and $13,431, respectively. The increase in such costs was primarily attributable to an $8,236 increase in bad debt expense associated with a spot customer filing for bankruptcy. For the six months ended June 30, 2016, we incurred impairments and other expenses of $33,849 primarily related to the impairment of goodwill.
Interest Expense
Interest expense was $7,553 and $6,301 for the six months ended June 30, 2016 and 2015, respectively. The increase in interest expense during the 2016 period was primarily attributable to increased borrowings outstanding on our revolver. In addition, during the three months ended June 30, 2016, we amended our Revolving Credit Agreement and as a result of this modification, we accelerated amortization of $349 representing a portion of the remaining unamortized balance of debt issuance costs.
Net Income (Loss) Attributable to Hi-Crush Partners LP
Net loss attributable to Hi-Crush Partners LP was $63,068 for the six months ended June 30, 2016, compared to net income of $33,666 for the six months ended June 30, 2015.
Liquidity and Capital Resources
Overview
We expect our principal sources of liquidity will be cash generated by our operations, supplemented by borrowings under our Revolving Credit Agreement, as available. We believe that cash from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements. As of July 26, 2016, our sources of liquidity consisted of $35,546 of available cash and $67,413 pursuant to available borrowings under the third amendment of our Revolving Credit Agreement ($75,000, net of $7,587 letter of credit commitments). Our Revolving Credit Agreement allows distributions to unitholders up to 50% of quarterly distributable cash flow after quarterly debt payments on the term loan, and requires that capital expenditures during 2016 not exceed $28,000. The third amendment to our Revolving Credit Agreement waives the minimum quarterly EBITDA covenants and establishes a maximum EBITDA loss for the six months ending March 31, 2017. The amendment also provides for an equity cure that can be applied to EBITDA covenant ratios for 2017 and all future periods. As of June 30, 2016, we were in compliance with the covenants contained in our Revolving Credit Agreement. We expect to be in compliance with the covenants throughout the remainder of 2016. However, our ability to comply with such covenants in the future could be affected by the levels of cash flows from our operations and events and circumstances beyond our control. If market or other economic conditions deteriorate, our risk of non-compliance may increase. In addition, we have a $200,000 senior secured term loan facility which permits us to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Our General Partner is also authorized to issue an unlimited number of units without the approval of existing limited partner unitholders.

We expect that our future principal uses of cash will be for working capital, capital expenditures, funding debt service obligations and making distributions to our unitholders. Capital expenditures totaled $29,787 during the six months ended June 30, 2016, representing costs associated with the completion of our Blair facility and distribution terminal facilities in Colorado and Texas, among other projects. We plan to spend $4,000 to $8,000 on capital expenditures during the remainder of 2016 primarily related to the expansion of rail capacity at our Wyeville facility, among other projects. On October 26, 2015, our General Partner’s board of directors announced the temporary suspension of our quarterly distribution to common unitholders in order to conserve cash and preserve liquidity. It is currently uncertain when market conditions will improve, at which time it may be appropriate to reinstate the distribution.
Credit Ratings
As of July 26, 2016, the credit rating of the Partnership’s senior secured term loan credit facility was B+ from Standard and Poor’s and Caa1 from Moody’s.
The credit ratings of the Partnership’s senior secured term loan facility reflect only the view of a rating agency and should not be interpreted as a recommendation to buy, sell or hold any of our securities.  A credit rating can be revised upward or downward or withdrawn at any time by a rating agency, if it determines that circumstances warrant such a change.  A credit rating from one rating agency should be evaluated independently of credit ratings from other rating agencies.

Working Capital
Working capital is the amount by which current assets exceed current liabilities and is a measure of our ability to pay our liabilities as they become due. At the end of any given period, accounts receivable and payable tied to sales and purchases are relatively balanced to the volume of tons sold during the period. The factors that typically cause overall variability in the Partnership's working capital are (1) the Partnership's cash position, (2) inventory levels, which the Partnership closely manages, or (3) major structural changes in the Partnership's asset base or business operations, such as any acquisition, divestures or organic capital expenditures. As of June 30, 2016, we had a working capital deficit of $82,675 as compared to a deficit of $63,124 at December 31, 2015. The deficit as of June 30, 2016 and December 31, 2015 is due to increased advances received from our sponsor to finance the construction of the Blair facility. Excluding the $122,596 of outstanding sponsor advances, our working capital balance would be positive $39,921 as of June 30, 2016.
The following table summarizes our working capital as of the dates indicated.

	June 30, 2016	December 31, 2015
Current assets:
Accounts receivable, net	$23,775	$41,477
Inventories	28,011	27,971
Prepaid and other current assets	7,113	4,840
Total current assets	58,899	74,288
Current liabilities:
Accounts payable	15,477	24,237
Accrued and other current liabilities	4,848	6,429
Due to sponsor	121,249	106,746
Total current liabilities	141,574	137,412
Working capital (deficit)	$(82,675)	$(63,124)
Accounts receivable decreased $17,702 during the six months ended June 30, 2016. Excluding the increase in our bad debt allowance of $8,236, accounts receivable decreased by $9,466, the net impact of lower sales volumes and pricing compared to the fourth quarter of 2015.
Our inventory consists primarily of sand that has been excavated and processed through the wet plant and finished goods. The slight increase in our inventory was primarily driven by a $2,957 increase in our raw materials and washed sand piles as our wet plants beginning operations in late March coupled with a slight increase in spare parts inventory, offset by a $3,069 decrease in our finished goods inventory. Most of our finished goods inventory is either in transit or held at our terminals for future sale.
Accounts payable and accrued liabilities decreased by $10,341 on a combined basis, primarily due a decrease in outstanding payables associated with construction of the Blair facility, and to the completion of the terminal facilities under construction in Colorado and Texas.

Our balance due to our sponsor increased $14,503 during the six months ended June 30, 2016, primarily as a result of increased advances to fund the completion of our Blair facility.
The following table provides a summary of our cash flows for the periods indicated.

	Six Months Ended
	June 30,
	2016	2015
Net cash provided by (used in):
Operating activities	$(4,575)	$57,702
Investing activities	(29,787)	(66,229)
Financing activities	62,970	10,738
Cash Flows - Six Months Ended June 30, 2016 and 2015
Operating Activities
Net cash used in operating activities was $4,575 for the six months ended June 30, 2016, compared to net cash provided by operating activities of $57,702 for the six months ended June 30, 2015. Operating cash flows include a net loss of $63,111 and net income earned of $33,833 during the six months ended June 30, 2016 and 2015, respectively, adjusted for non-cash operating expenses and the changes in operating assets and liabilities described above. The decrease in cash flows from operations was primarily attributable to decreased gross profit margins, offset by a net decrease in our working capital associated with lower revenues and increased days of sales outstanding in the second quarter of 2016 as compared to the second quarter of 2015.
Investing Activities
Net cash used in investing activities was $29,787 for the six months ended June 30, 2016, and primarily consisted of capital expenditures related to the completions of the Blair facility and distribution terminal facilities in Colorado and Texas. Net cash used in investing activities was $66,229 for the six months ended June 30, 2015, and primarily consisted of capital expenditures to expand our Augusta facility and expand silo storage at our terminal facilities in Pennsylvania and Ohio.
Financing Activities
Net cash provided by financing activities was $62,970 for the six months ended June 30, 2016, and was comprised of $101,186 net proceeds from the issuance of 12,075,000 common units, $17,346 of advances received from our sponsor to fund the construction of the Blair facility, offset by $128 of loan origination costs and a $52,500 repayment of the outstanding balance on our Revolving Credit Agreement and $2,934 of repayments on other long-term debt.
Net cash provided by financing activities was $10,738 for the six months ended June 30, 2015, and was comprised of $37,500 of cash proceeds from net borrowings under the Revolving Credit Agreement, $26,855 of advances received from our sponsor to fund the construction of the Blair facility, offset by $52,516 of distributions paid to our unitholders, $101 of loan origination costs and a $1,000 repayment of our term loan.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our current or future financial condition, changes in financial condition, sales, expenses, results of operations, liquidity, capital expenditures or capital resources.
The Partnership has long-term operating leases for railcars and equipment used at its terminal sites, some of which are also under long-term lease agreements with various railroads.
Capital Requirements
During the six months ended June 30, 2016, we spent $29,787 related to costs associated with completion of our Blair facility and distribution terminal facilities in Colorado and Texas, among other projects. We plan to spend $4,000 to $8,000 on capital expenditures during the remainder of 2016 primarily related to the expansion of rail capacity at our Wyeville facility, among other projects.
Revolving Credit Agreement and Senior Secured Term Loan Facility
As of July 26, 2016, we have a $75,000 senior secured Revolving Credit Agreement, which matures in April 2019. As of July 26, 2016, we had no indebtedness and $67,413 of undrawn borrowing capacity ($75,000, net of $7,587 letter of credit commitments) under our Revolving Credit Agreement. The Revolving Credit Agreement is available to fund working capital and for other general corporate purposes, including the making of certain restricted payments permitted therein. Borrowings under our Revolving Credit Agreement are secured by substantially all of our assets.

As of July 26, 2016, we have a $200,000 senior secured term loan facility, which matures in April 2021. As of July 26, 2016, the senior secured term loan facility was fully drawn with a $195,500 balance outstanding. The senior secured term loan facility permits us to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Any incremental senior secured term loan facility would be on terms to be agreed among us, the administrative agent under the senior secured term loan facility and the lenders who agree to participate in the incremental facility. Borrowings under our senior secured term loan facility are secured by substantially all of our assets.
For additional information regarding our Revolving Credit Agreement and our senior secured term loan facility, see Note 6 of the Notes to Unaudited Condensed Consolidated Financial Statements included under Part I, Item 1 of this Quarterly Report on Form 10-Q.

Forward-Looking Statements
Some of the information in this Quarterly Report on Form 10-Q may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2015. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the following to be a complete list of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	the amount of frac sand we are able to excavate and process, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

•	the volume of frac sand we are able to buy and sell;

•	the price at which we are able to buy and sell frac sand;

•	changes in the price and availability of natural gas or electricity;

•	changes in prevailing economic conditions, including the extent of changes in natural gas, crude oil and other commodity prices;

•	unanticipated ground, grade or water conditions;

•	inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

•	environmental hazards;

•	difficulties in obtaining or renewing environmental permits;

•	industrial accidents;

•	changes in laws and regulations (or the interpretation thereof) related to the mining and hydraulic fracturing industries, silica dust exposure or the environment;

•	the outcome of litigation, claims or assessments, including unasserted claims;

•	inability to acquire or maintain necessary permits, licenses or other approvals, including mining or water rights;

•	facility shutdowns in response to environmental regulatory actions;

•	inability to obtain necessary production equipment or replacement parts;

•	reduction in the amount of water available for processing;

•	technical difficulties or failures;

•	inability to attract and retain key personnel;

•	labor disputes and disputes with our excavation contractor;

•	late delivery of supplies;

•	difficulty collecting receivables;

•	inability of our customers to take delivery;

•	changes in the price and availability of transportation;

•	fires, explosions or other accidents;

•	cave-ins, pit wall failures or rock falls;

•	our ability to borrow funds and access capital markets;

•	changes in the political environment of the drilling basins in which we and our customers operate; and

•	changes in the railroad infrastructure, price, capacity and availability, including the potential for rail line washouts.
All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.